Exhibit 99.1

Ace Global Business Acquisition Limited Announces Merger Agreement with DDC Enterprise Limited

Combined Company Expected to Trade on the NASDAQ Post-close under a New Ticker Symbol

●	DDC is a digital publisher and merchandiser company running the brand DayDayCook, which is currently one of the leading content-driven lifestyle brands for young food lovers in Asian markets.

●	DDC has launched ready-to-heat (RTH), ready-to-cook (RTC) and plant-based food products, which bring convenience and quality food products to the young food lovers. The Group builds brand recognition through culinary and lifestyle content across major social media and e-commerce platforms to promote its products, aggregating over 3 billion video views and over 10 million orders worldwide.

●	According to Guohai Securities research, the RTC market size is expected to grow at a CAGR of 20% to reach US$150 billion in 2027, driven by structural changes in consumer behavior and preferences. DDC is well positioned to capture this opportunity riding on its omni-channel sales strategy spanning across traditional e-commerce, social-commerce, and offline retailer networks. The company also has strategic partnerships with key manufacturers to build a strong yet nimble supply chain.

●	DDC also launched plant-based products to address the rising demand for healthier meal choices amongst consumers as well as to promote a quality lifestyle to the company’s customer base. Increasing contribution from plant-based products both in terms of revenue and number of stocking-keeping units is a core strategy for DDC. This month, DDC announced a strategic investment with Proterra Investment Partners further strengthening the company’s commitment in future plant-based business developments.

●	The deal gives DDC a base enterprise value of US$300 million and Ace and DDC will aim to raise a private investment in public equity (PIPE) of approximately US$30-40 million. Assuming no shareholder redemption, the combined company will receive US$46.9 million cash from Ace’s trust account.

New York, NY — August 25, 2021 — Ace Global Business Acquisition Limited (“Ace”) (NASDAQ: ACBA, ACBAU, ACBAW), a special purpose acquisition company, announced today that it has entered into a definitive share exchange agreement (the “Merger Agreement”) with DDC Enterprise Limited (“DDC”), a digital publisher and merchandiser company, providing for a business combination that will result in DDC becoming a publicly listed company. Upon the closing of the transactions, the parties plan to remain NASDAQ-listed under a new ticker symbol.

DDC and its subsidiaries, i.e. the Group, is a digital publisher and merchandiser company running the brand DayDayCook, which is currently one of the leading content-driven lifestyle brands for young food lovers. The main products of the Group are ready-to-heat (RTH), ready-to-cook (RTC) and plant-based food products, which bring convenience and quality food choices to the people. The Group produces culinary and lifestyle content across major social media platforms, promoting its products to attract and retain customers. By the end of July, it had 80 million active viewers, 5 million paid customers and two experience centres.

DDC’s current management team will continue running the combined company after the transaction.

“Today, DDC is thrilled to announce the merger with Ace in the creation of shareholder value. With the success and experience of the Group’s entry to the RTH, RTC and plant-based products in the market over the past two years, management expects the Group’s revenue will increase rapidly over the next few years. As market trend dictates that RTH and RTC foods’ penetration will continue to deepen in the foreseeable future. DDC expects to further develop its new RTH and RTC lines, and focus on plant-based products. The proportion of the RTC and plant-based products are expected to increase significantly in the future,” said Norma Chu, Founder and CEO of DDC.

“Ace’s goal has always been to build the foundation of a successful public company via a merger. Throughout this period, we have been looking for the best target company to merge with, holding firmly to that standard with diligence and patience. We are extremely proud and honored to become associated with DDC, a company with an accomplished management team that will be as good in creating sustainable shareholder value as they have been in developing innovative future food culture that would bring convenience to people’s lives. We are excited to be a part of this merger and we look forward to working together to complete the transaction,” said Eugene Wong, CEO of Ace.

Key Transaction Terms

Under the terms of the Merger Agreement, Ace will merge with DDC, resulting in DDC being a listed company on the Nasdaq Capital Market. At the effective time of the transaction, DDC’s shareholders and management will receive 30 million shares of Ace’s ordinary shares. In addition, DDC shareholders will be entitled to receive earnout consideration of up to an additional 3.6 million shares of Ace’s ordinary shares, subject to DDC achieving certain revenue targets and share price thresholds prior to certain future dates, as set forth in the Merger Agreement.

The Benchmark Company, LLC and Brookline Capital Markets, a Division of Arcadia Securities, LLC are acting as financial advisors to the Company for this transaction. DLA Piper LLP is acting as legal advisor to Ace Global Business Acquisition Limited. Loeb & Loeb LLP is acting as the legal advisor to DDC Enterprise Limited.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the Merger Agreement relating to the transaction, a copy of which will be filed by Ace with the SEC as an exhibit to a Current Report on Form 8-K.

About DDC

DDC is a private company incorporated in the British Virgin Islands (BVI) in 2012, which started its business in Hong Kong and expanded its business to Shanghai, PRC in 2015, whereupon it registered by the way of continuation in the Cayman Islands in the same year. DDC and its subsidiaries, i.e. the Group, is a digital publisher and merchandiser for Asian cooking based in Hong Kong and Mainland China. The Group mainly runs the leading content-driven lifestyle brand, DayDayCook for young food lovers, who are seeking quality food and convenience from ready-to-heat (RTH), ready-to-cook (RTC) and plant-based food products. Omni-channel approach is adopted by the Group to promote and sell their products, including online, offline and social commerce channels. The Group also continuously builds brand recognition and fan base through online video contents, such as recipe video, product evaluation, live streaming and advertising videos.

About Ace Global Business Acquisition Limited

Ace Global Business Acquisition Limited is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains, and certain oral statements made by representatives of Ace, DDC, and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Ace’s and DDC’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Ace’s and DDC’s expectations with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the control of Ace or DDC and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement relating to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against Ace or DDC following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of Ace or other conditions to closing in the Merger Agreement; (4) delays in obtaining or the inability to obtain necessary regulatory approvals (including approval from insurance regulators) required to complete the transactions contemplated by the Merger Agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (6) the inability to obtain or maintain the listing of the post-acquisition company’s ordinary shares on NASDAQ following the business combination; (7) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (8) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that DDC or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties to be identified in the Form S-4 filed by Ace (when available) relating to the business combination, including those under “Risk Factors” therein, and in other filings with the Securities and Exchange Commission (“SEC”) made by Ace and DDC. Ace and DDC caution that the foregoing list of factors is not exclusive. Ace and DDC caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Ace or DDC undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Important Information

Ace Global Business Acquisition Limited (“Ace”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Ace ordinary shares in respect of the proposed transaction described herein. Information about Ace’s directors and executive officers and their ownership of Ace’s ordinary shares is set forth in Ace’s Annual Report on Form 10-K filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the Form S-4 pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.

In connection with the transaction described herein, Ace will file relevant materials with the SEC including a Registration Statement on Form S-4. Promptly after the registration statement is declared effective, Ace will mail the proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ACE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACE, DDC AND THE TRANSACTION. The proxy statement/prospectus and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Ace with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Contacts

For Ace Global Business Acquisition Limited:

Eugene Wong, CEO

eugene@aceglobal-acq.com

+852 9086 7042

For DDC Enterprise Limited:

Norma Chu, Founder & CEO

norma@daydaycook.com

SOURCE Ace Global Business Acquisition Limited

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